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                                                                    Exhibit 99.1

[LOGO OF antares pharma]

Contact Information
Dr. Roger Harrison       CEO / President                         (610) 458-6200
Lawrence M. Christian    CFO / Vice President - Finance          (610) 458-6200
Jay M. Green             Managing Director, Duncan Capital       (212) 581-5150
Peter Marcusson          Sr. Director, Ferring Pharmaceuticals   +48 28 78 72 59

  Antares Pharma, Inc. and Ferring Pharmaceuticals Announce Extension of Their
   Business Relationship for Use of Needle-Free Devices for Delivery of Human
                                 Growth Hormone

EXTON, Pa., and COPENHAGEN, Denmark, Feb 12, 2003 -- Antares Pharma, Inc. (Nasdaq: ANTR) and Ferring Pharmaceuticals announced today that the two companies have initiated a longer-term business relationship for the continuing development and supply of needle-free delivery devices to the human growth hormone market. Ferring currently markets the ZOMAJET(R) 2 VISION, Ferring's trade name for Antares Pharma's Medi-Jector VISION(R) device, for use with Ferring's growth hormone product, ZOMACTON(R). As part of the extended agreement, Ferring will access next-generation devices from Antares Pharma to further support the development of current and future markets for human growth hormone. Under the terms of the agreement, Antares Pharma will receive EURO1.5 million, including an upfront payment and the remainder within 30 days as the Company achieves preliminary targets associated with the agreement. Further financial details were not disclosed.

Commenting on the agreement, Peter Marcusson, Ferring's Senior Director of Global Marketing, said, "We continue to see tremendous potential in the application of needle-free technology for use with ZOMACTON. We have been very pleased with the customer reaction to the introduction of the ZOMAJET 2 VISION device and now look forward to working as a strategic partner with Antares Pharma toward the introduction of future generations of this product."

The ZOMAJET 2 VISION device is a reusable needle-free system that loads the drug solution from a vial and, when activated, delivers the drug as a fine liquid stream through the skin and into the subcutaneous tissue. The fine stream of drug solution is generated using a mechanical spring that forces the solution through a narrow orifice at the head of the device.

Roger G. Harrison, Ph.D., Chief Executive Officer and President of Antares Pharma, said, "We are delighted to have established this longer term relationship with Ferring. As a research and development company, our goal is to offer continuing innovations in needle-free device systems, as well as in our other technology platforms, for our strategic partners and customers.

"Our new arrangement with Ferring allows us to focus on specific needs of those who need to receive human growth hormone and to partner with Ferring to develop and introduce the optimal devices to meet those needs."

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About Ferring Pharmaceuticals

Ferring is a research-driven, specialty biopharmaceutical group active in global markets. The company identifies, develops, manufactures and markets innovative products in the areas of endocrinology, gastroenterology, fertility, obstetrics, urology and oncology. In recent years, Ferring has expanded beyond its traditional European base and now has operating subsidiaries in over 40 countries.

About Antares Pharma

Antares Pharma develops pharmaceutical delivery systems, including needle- free and mini-needle injector systems and transdermal gel technologies. These delivery systems are designed to improve both the efficiency of drug therapies and the patient's quality of life. The Company currently distributes its needle-free injector systems for the delivery of insulin and growth hormone in more than 20 countries and also distributes an estradiol transdermal patch for hormone replacement therapy in two countries. In addition, Antares Pharma has a number of products under development and is conducting ongoing research to create new products that combine various elements of the Company's technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with production and research facilities in Minneapolis, Minnesota, and research facilities in Basel, Switzerland.

Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Antares Pharma cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in Antares Pharma's reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, visit Antares Pharma's web site at www.antarespharma.com. Information included on the website is not incorporated herein by reference or otherwise.